NEWS RELEASE
Contact:	Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces First Quarter Results

Salt Lake City, Utah (November 14, 2012) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2012.

Net loss for the quarter ended June 30, 2012, improved to $51,145 ($.00 per common share), compared to net loss of $68,259 ($.01 per common share) for the same quarter in the prior fiscal year. Sales for the fiscal first quarter ended September 30, 2012, declined 9.9 percent to $7,206,025, compared to $7,996,802 for the quarter ended September 30, 2011.

“A backlog of orders for our new SolarisPlus product line and other products dampened first quarter results,” said Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “This was compounded by reduced sales of capital exercise products, motorized treatment tables and certain other products, together with continued weakness in the economy.

“On a positive note,” Cullimore continued, “during the reporting quarter, we were successful in reducing SG&A and R&D costs by approximately $325,800. This allowed us to reduce the first quarter loss compared to last year despite the weakness in sales.”

Company management has developed a strategic plan to build on the popularity of the new SolarisPlus product line and overcome the current challenging economic trends. This plan calls for (1) an expansion of Dynatronics’ distribution channels to penetrate a broader segment of the market, and (2) the introduction of a record number of new products this fiscal year to boost interest in the company’s most profitable capital equipment products.

“The new products that are currently under development will allow us to expand distribution and help us capture greater market share in the physical medicine market,” Cullimore added. “The development of the new products is made possible by the technology platform we built over the past two years of intense R&D effort. As a result, the new products can be developed quickly and with minimal additional R&D expenditures.”

In a separate matter, Dynatronics announced the approval of its new GSA contract with the United States government. “This contract allows us to sell therapy equipment and medical supplies to the United States government, including its Veterans Affairs medical facilities and armed forces,” reported Larry K. Beardall, executive vice president of sales and marketing. “Initial orders from governmental facilities have been encouraging and we believe this segment of our business will flourish.”

“Our strategy of introducing new products, combined with our distribution channel expansion and continued effort to scale costs and overhead to current sales levels, is designed to enable Dynatronics to grow and improve its financial performance,” Cullimore concluded.

Dynatronics has scheduled a conference call for investors on Wednesday, November 14, 2012, at 4:30 p.m. ET. Those wishing to participate should call (800) 658-7107.

The following is a summary of the financial results as of September 30, 2012 and 2011, and for the three-month period then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended
	September 30,
	2012	2011

Net sales	$7,206,025	$7,996,802
Cost of sales	4,495,177	4,994,704
Gross profit	2,710,848	3,002,098

SG&A expenses	2,459,104	2,694,867
R&D expenses	266,268	356,347
Other expenses, net	59,085	56,812

Net loss before income tax benefit	(73,609)	(105,928)

Income tax benefit	22,464	37,669

Net loss	$(51,145)	$(68,259)

Diluted net loss per common share	$(0.00)	$(0.01)

Balance Sheet Highlights

	September 30,	June 30,
	2012	2012

Cash	$285,639	$278,263
Accounts receivable	3,704,913	3,667,086
Inventories	6,090,591	6,098,597
Total current assets	10,714,797	10,654,158
Total assets	15,238,039	15,270,930

Accounts payable	2,351,542	2,413,201
Accrued expenses	249,818	386,229
Line of credit	3,673,334	3,497,597
Total current liabilities	7,183,712	7,088,300
Total liabilities	8,998,057	9,004,615
Total liabilities and equity	15,238,039	15,270,930

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product line introductions and growth. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.